CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges

                                                                EXHIBIT (12) (i)

                                                         2005           2004                  Year Ended December 31,
                                                 -------------------  --------  ---------------------------------------------------
                                                 3 Months  12 Months  3 Months
                                                   Ended     Ended      Ended                                     (1)
                                                  Dec 31     Dec 31    Dec 31     2004      2003        2002      2001      2000
                                                 --------  ---------  --------  --------  --------    --------  --------  ---------
   Earnings: ($000)
A.    Net Income from Continuing Operations (2)  $ 11,672  $  44,291  $  9,487  $ 42,423  $ 43,985    $ 36,453  $ 50,835  $  50,973
B.    Federal and State Income Tax                  7,831     25,819     6,130    31,256    30,435      22,294    (3,338)    38,215
                                                 --------  ---------  --------  --------  --------    --------  --------  ---------
C.    Earnings before Income Taxes               $ 19,503  $  70,110  $ 15,617  $ 73,679  $ 74,420    $ 58,747  $ 47,497  $  89,188
                                                 ========  =========  ========  ========  ========    ========  ========  =========
D.    Fixed Charges
         Interest on Mortgage Bonds                     0          0         0         0       570       2,136     5,211     11,342
         Interest on Other Long-Term Debt           3,639     13,826     3,052    11,488    10,699       9,819    10,446     12,864
         Other Interest                               825      2,577       838     5,517     9,828(3)   11,659    12,837      9,303
         Interest Portion of Rents                    281      1,077       291     1,192     1,040         749       801        962
         Amortization of Premium & Expense on
           Debt                                       251      1,043       257     1,066     1,159       1,249     1,350      1,170
         Preferred Stock Dividends of Central
           Hudson                                     384      1,461       378     1,591     2,259       3,405     3,026      5,556
                                                 --------  ---------  --------  --------  --------    --------  --------  ---------
            Total Fixed Charges                  $  5,380  $  19,984  $  4,816  $ 20,854  $ 25,555    $ 29,017  $ 33,671  $  41,197
                                                 ========  =========  ========  ========  ========    ========  ========  =========

E.    Total Earnings                             $ 24,883  $  90,094  $ 20,433  $ 94,533  $ 99,975    $ 87,764  $ 81,168  $ 130,385
                                                 ========  =========  ========  ========  ========    ========  ========  =========

   Preferred Dividend Requirements:
F.    Allowance for Preferred Stock Dividends
         Under IRC Sec 247                       $    242  $     970  $    242  $    970  $  1,387(3) $  2,161  $  3,230  $   3,230
G.    Less Allowable Dividend Deduction               (31)      (127)      (31)     (127)     (127)       (127)     (127)      (127)
                                                 --------  ---------  --------  --------  --------    --------  --------  ---------
H.    Net Subject to Gross-up                         211        843       211       843     1,260       2,034     3,103      3,103
I.    Ratio of Earnings before Income
         Taxes to Net Income (C/A)                  1.671      1.583     1.646     1.737     1.692       1.612     0.934      1.750
                                                 --------  ---------  --------  --------  --------    --------  --------  ---------
J.    Preferred Dividend (Pre-tax) (H x I)            353      1,334       347     1,464     2,132       3,278     2,899      5,429
K.    Plus Allowable Dividend Deduction                31        127        31       127       127         127       127        127
                                                 --------  ---------  --------  --------  --------    --------  --------  ---------
L.    Preferred Dividend Factor                       384      1,461       378     1,591     2,259       3,405     3,026      5,556
                                                 ========  =========  ========  ========  ========    ========  ========  =========

M.    Ratio of Earnings to Fixed Charges (E/D)       4.63       4.51      4.24      4.53      3.91        3.02      2.41       3.16
                                                 ========  =========  ========  ========  ========    ========  ========  =========

(1) The reduction in the ratio reflects the net effect of regulatory actions in 2001 associated with the sale of Central Hudson's interests in its major generating assets, including the recording of a significant amount of federal investment income tax credits.

(2)   Net Income does not include preferred stock dividends of Central Hudson.

(3) Reflects SFAS No. 150, entitled Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, reclassification of $208,750 in preferred stock dividends to interest expense for the quarter ended September 30, 2003.